Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Pricing of Its Common Stock Offering and Its Offering of Shares of Diamondback Energy Common Stock

OKLAHOMA CITY (November 7, 2013) On November 6, 2013, Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) announced the pricing of an underwritten public offering (the “Gulfport Offering”) of 6,500,000 shares of its common stock at a price to the public of $56.75 per share. The underwriters have an option to purchase up to an additional 975,000 shares from Gulfport at the public offering price per share (less the underwriting discount). Net proceeds to Gulfport from the sale of the 6,500,000 shares of its common stock, after the underwriting discount and estimated offering expenses, will be approximately $354.3 million (or $407.5 million, if the underwriters exercise their option in full). On November 6, 2013, Gulfport also entered into an underwriting agreement for the sale, in an underwritten public offering (the “Diamondback Offering”), of 2,000,000 shares of common stock of Diamondback Energy, Inc. (NASDAQ: FANG) held by it. The underwriters also have an option to purchase up to an additional 300,000 shares of Diamondback common stock from Gulfport. Net proceeds to Gulfport from the sale of the 2,000,000 shares of its Diamondback common stock will be approximately $102.6 million (or $118.0 million, if the underwriters exercise their option in full). Gulfport intends to use the net proceeds from these offerings for general corporate purposes, which may include expenditures associated with the 2014 drilling program and additional acreage acquisitions in the Utica Shale. Each offering is expected to close on November 13, 2013, subject to customary closing conditions.

Credit Suisse, Barclays, Goldman, Sachs & Co. and Wells Fargo Securities are acting as joint book-runners in the Gulfport Offering. Copies of the preliminary prospectus supplement for the Gulfport Offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Credit Suisse Securities (USA) LLC, Prospectus Department, at One Madison Avenue, New York, New York 10010, or by telephone at (800) 221-1037; Barclays Capital Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at barclaysprospectus@broadridge.com, or by calling toll-free: (888) 603-5847; Goldman, Sachs & Co. at 200 West Street, New York, New York 10282-2198, Attention: Prospectus Department, by telephone at (866) 471-2526, by facsimile at: (212) 902-9316, or by email at: prospectus-ny@ny.email.gs.com; or Wells Fargo Securities, LLC Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, by telephone at: (800) 326-5897, by email at: cmclientsupport@wellsfargo.com. Credit Suisse is acting as the sole lead book-runner in the Diamondback Offering. Copies of the preliminary prospectus supplement for the Diamondback Offering may be obtained on the website of the Securities and Exchange Commission, www.sec.gov, or by contacting Credit Suisse.

The common stock will be sold in each of these offerings pursuant to an effective automatic shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. These offerings may only be made by means of a prospectus supplement and related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located in the Utica Shale of Eastern Ohio and along the Louisiana Gulf Coast. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its 24.9% interest in Grizzly Oil Sands ULC, an equity interest in Diamondback Energy, Inc., a NASDAQ Global Select Market listed company, and has an interest in an entity that operates in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contacts:

Paul K. Heerwagen IV

Director, Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

Jessica R. Wills

Associate Director, Investor Relations

jwills@gulfportenergy.com

405-242-4421